Exhibit 99.1
FOR IMMEDIATE RELEASE

Contacts:	Martha Fleming, Steve Brolly
Fidelity Southern Corporation (404) 240-1504
FIDELITY SOUTHERN CORPORATION
REPORTS FIRST QUARTER NET INCOME AND
DECREASED NONPERFORMING ASSETS
     ATLANTA, GA (April 15, 2010) — Fidelity Southern Corporation (“Fidelity” or “the Company”) (NASDAQ:LION), holding company for Fidelity Bank (the “Bank”), reported net income of $195,000 for the first quarter of 2010 compared to a net loss of $3.4 million for the first quarter of 2009. After accounting for the TARP preferred dividend, basic and diluted loss per share for the first quarter of 2010 were each $.06 compared to a loss per share of $.42 for the first quarter of 2009.

	For the quarter ended
	3/31/2010	12/31/2009	9/30/2009	6/30/2009	3/31/2009
		(Dollars in Thousands)
Net Income (Loss)	$195	$1,928	$398	$(2,805)	$(3,376)
Income Tax (Benefit) Expense	(93)	920	(346)	(2,095)	(2,434)
Provision For Loan Losses	3,975	7,500	4,500	7,200	9,600
Cost of Operation of ORE	2,169	2,030	2,140	1,939	749

Pre-Tax, Pre-Credit Related Earnings	6,246	12,378	6,692	4,239	4,539
Less Security Gains	—	(4,789)	(519)	—	—

Core Operating Earnings (1)	$6,246	$7,589	$6,173	$4,239	$4,539

(1)	The calculation of core operating earnings is a non-GAAP measure.
     We show core operating earnings which remove income taxes, provision for loan losses, cost of operation of ORE, and security gains because we believe that helps show a view of more normalized net revenues. The measure allows better comparability with prior periods, as well as with peers in the industry who also provide a similar presentation.
     Chairman James B. Miller, Jr. said, “As we implemented our Strategic Plan, Fidelity continued the steady improvement seen in 2009, helped by an improving economy. We are building momentum in generating business. So far this year, we hired an additional thirty-three people for business development and we continued to attract and acquire business from other banks. We increased deposits and improved the deposit mix, even as we decreased deposit rates.

Fidelity Southern Corporation
First Quarter Earnings Release
April 15, 2010
On the credit side, we reduced our exposure to construction, lot, and land loans to 10% of total loans. Our exposure to speculative commercial real estate remains quite limited. Nonperforming loans and all classified loans continued to decline. Though still conservative, the required loan loss provision declined. This year looks to be one of opportunity for our Company.”
ALLOWANCE AND PROVISION
     The provision for loan losses for the first quarter of 2010 was $4.0 million compared to $9.6 million for the same period in 2009; there were no surprises. The decrease in the provision was due to a continued trend of decreased net charge-offs and nonperforming assets. In the first quarter of 2010, non-performing assets continued to decrease from the 2009 levels.

	3/31/2010	12/31/2009	9/30/2009	6/30/2009	3/31/2009
		(Dollars in Millions)
Nonperforming assets	$88.4	$92.9	$106.3	$118.1	$123.5
     Net charge-offs were $4.6 million in the first quarter of 2010 compared to $7.8 million in the first quarter of 2009 and were at the lowest level since the second quarter of 2008. The ratio of net charge-offs to average loans outstanding was 1.45% for the quarter ended March 31, 2010, compared to 2.32% for March 31, 2009. Fidelity reported an allowance for loan losses of $29.5 million or 2.30% of total loans at March 31, 2010, compared to $30.1 million or 2.33% at December 31, 2009 and $35.5 million or 2.66% of total loans at March 31, 2009. The decrease was a result of lower loans outstanding and improving nonaccrual and nonperforming trends in the consumer portfolio.
NONPERFORMING ASSETS
     Nonperforming loans, repossessions and other real estate (“ORE”) totaled $88.4 million at the end of the first quarter of 2010, a decrease of $4.6 million from December 31, 2009, and a decrease of $35.2 million from March 31, 2009.
     Nonperforming residential construction and development loans at March 31, 2010, included 111 houses and 353 lots and land totaling approximately $44.0 million. During the first quarter, approximately $4.7 million of nonperforming construction loans were paid down by our customers while approximately $1.4 million in construction loans were moved to nonperforming.
     During the first quarter, $2.3 million of ORE assets were sold while $5.5 million were added to ORE. ORE consists of 71 houses, representing 39% of the total ORE balance, 340 lots and four commercial properties. ORE increased $3.2 million to $25.0 million at March 31, 2010, compared to $21.8 million at December 31, 2009. ORE was $16.5 million at March 31, 2009.
     Nonperforming and foreclosed SBA loans, including the SBA guaranteed amounts, totaled $16.7 million at the end of the first quarter of 2010 and $8.1 million at the end of the first quarter of 2009.

Fidelity Southern Corporation
First Quarter Earnings Release
April 15, 2010
REAL ESTATE
     New residential construction loan advances made during the quarter totaled $3.7 million, while the payoffs of construction loans totaled $19.7 million. Residential construction and A&D loans totaled $137.7 million at March 31, 2010, which was down 35.7% from $214.2 million at March 31, 2009. There were 321 houses and 1,495 lots financed at March 31, 2010 compared to 495 houses and 1,908 lots at March 31, 2009.
     Total residential and commercial construction and land loans decreased to $133.6 million or 10.4% of loans at March 31, 2010, from $154.8 million or 12.0% of loans at December 31, 2009, and $228.6 million or 17.1% of loans at March 31, 2009, and as a percentage of capital decreased from 77% at December 31, 2009, to 67% at March 31, 2010. The regulatory guideline is a maximum of 100%.
     All real estate loans, excluding owner-occupied properties, as a percentage of capital decreased to 135% at March 31, 2010, from 144% at December 31, 2009. The regulatory guideline is a maximum of 300%.

Fidelity Southern Corporation
First Quarter Earnings Release
April 15, 2010
CAPITAL
     Fidelity reported a total risk based capital ratio for the Bank of 13.51% at March 31, 2010, compared to 12.50% at March 31, 2009. The Leverage Capital ratio at the Bank was 9.31% at March 31, 2010, compared to 9.27% at March 31, 2009. Both ratios exceeded required regulatory minimums for well-capitalized institutions. At March 31, 2010, the total risk based capital ratio and the leverage ratio increased seven basis points from December 31, 2009.
DEPOSITS
     Total deposits were $1.566 billion at March 31, 2010, compared to $1.531 billion at March 31, 2009. The designed change to the deposit mix and reduction in the interest rate paid on deposit accounts during the period demonstrates the Company’s commitment to improved net interest margin and liquidity.

	March 31,		December 31,		March 31,
	2010		2009		2009
(Dollars in thousands)	$	%	$	%	$	%
			(Dollars in Thousands)
Pure deposits	$883.9	56.5%	$850.6	54.9%	$626.6	40.9%
Core deposits	$1,217.6	77.7%	$1,194.3	77.0%	$1,023.8	66.9%
Time Deposits > $100,000	$239.3	15.3%	$257.4	16.6%	$308.4	20.1%
Brokered deposits	$108.9	7.0%	$99.0	6.4%	$198.9	13.0%
Total deposits	$1,565.8	100.0%	$1,550.7	100.0%	$1,531.1	100.0%
Quarterly rate on deposits	1.78%		2.01%		2.87%

Fidelity Southern Corporation
First Quarter Earnings Release
April 15, 2010
     Pure deposits are all transactional and savings deposits (excludes all time deposits) and Core deposits are transactional, savings, and time deposits under $100,000. The Bank continued to aggressively market its non-certificate of deposit products in the first quarter of 2010. As a result, demand, money market and savings accounts increased $33.3 million or 3.9% compared to December 31, 2009.
NET INTEREST INCOME
     Net interest income for the first quarter of 2010 increased $3.6 million or 32.5% when compared to the same period in 2009. Net interest margin increased 69 basis points to 3.40% in the first quarter of 2010 compared to 2.71% in the first quarter of 2009; and increased nine basis points from 3.31% for the fourth quarter of 2009. In addition, average total interest earning assets increased $88.9 million or 5.4% for the quarter ended March 31, 2010, compared to the same quarter in 2009. The increase in net interest income for the quarter is a result of a greater reduction in the cost of funds than the decrease in the yield on earning assets and the increase in earning assets.
INTEREST INCOME
     Total interest income for the first quarter of 2010 was nearly unchanged compared to the same period in 2009. The decrease of 32 basis points in the yield on average interest-earning assets was offset by growth in average interest-earning assets for the first quarter 2010, which increased $88.9 million or 5.4%. The decrease in yield was primarily the result of a decrease in the yield on interest bearing deposits of 127 basis points and a decrease in the yield on investment securities of 63 basis points. These decreases were somewhat offset by a 19 basis point increase in the yield on loans to 6.13%.
INTEREST EXPENSE
     Interest expense for the first quarter of 2010 decreased $3.7 million or 29.7% compared to the same period in 2009. The decrease in interest expense was attributable to a 111 basis point decrease in the cost of interest-bearing liabilities somewhat offset by an increase in average interest-bearing liabilities of $72.3 million or 4.9%. In addition to the general decrease in deposit rates, the Bank’s shift in deposit mix toward core demand and savings accounts contributed to the reduction in the cost of funds. During the first quarter of 2010, management continued to allow high cost time deposits to mature and be replaced by lower cost core deposits. While brokered deposits decreased $90.0 million compared to March 31, 2009, management did take the opportunity to lock in historically low interest rates on longer term brokered deposits during the first quarter of 2010 increasing the total outstanding by $9.9 million compared to December 31, 2009, representing only 7% of total deposits.
NONINTEREST INCOME
     Noninterest income decreased $308,000 or 4.5% to $6.5 million for the quarter ended March 31, 2010, compared to the same period in 2009. This decrease in noninterest income was a result of lower mortgage banking activities which decreased to $3.3 million for the first quarter

Fidelity Southern Corporation
First Quarter Earnings Release
April 15, 2010
ended March 31, 2010, compared to $3.6 million for the same period in 2009. The decrease is primarily the result of lower mark to market gains. Mortgage production increased from $85 million in the first quarter of 2009 to $176 million for the same period in 2010. Indirect lending income also decreased $108,000 due to fewer sales in the secondary market. Partially offsetting these decreases was an increase of $133,000 in other income to $226,000 in the first quarter of 2010 compared to the same period in 2009. The increase was due to gains on sale of ORE in 2010 compared to losses in 2009.
NONINTEREST EXPENSE
     Noninterest expense for the first quarter of 2010 increased $3.0 million or 21.2% to $17.0 million compared to the same period in 2009. The increase was due to higher cost of operation of other real estate, which increased $1.4 million or 189.6% to $2.2 million due primarily to writedowns related to ORE, and higher foreclosure expenses. In addition, salaries and employee benefits increased $992,000 or 12.6% to $8.9 million as the Bank increased the number of employees as a result of the expansion of the mortgage division which occurred midway through the first quarter of 2009 and an increase in lenders in the SBA, Commercial, Private Banking and Indirect Auto Lending divisions. FDIC insurance premiums increased $563,000 or 174.3% compared to 2009 as a result of higher premiums and deposit growth.
LIQUIDITY
     The Company’s net liquid asset ratio, defined as federal funds sold, investments maturing within 30 days, unpledged securities, available unsecured federal funds lines of credit, FHLB borrowing capacity and available brokered certificates of deposit divided by total assets increased from 15.8% at March 31, 2009, to 20.5% at March 31, 2010. The Company’s net liquid asset ratio was 18.8% at December 31, 2009.
     Fidelity Southern Corporation, through its operating subsidiaries Fidelity Bank and LionMark Insurance Company, provides banking services and credit related insurance products through 23 branches in Atlanta, Georgia, a branch in Jacksonville, Florida, and an insurance office in Atlanta, Georgia. SBA and mortgage loans are provided through employees located throughout the Southeast. For additional information about Fidelity’s products and services, please visit the website at www.FidelitySouthern.com.
     This news release contains forward-looking statements, as defined by Federal Securities Laws, including statements about financial outlook and business environment. These statements are provided to assist in the understanding of future financial performance and such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. Any such statements are based on current expectations and involve a number of risks and uncertainties. For a discussion of some factors that may cause such forward-looking statements to differ materially from actual results, please refer to the section entitled “Forward Looking Statements” on page 3 of Fidelity Southern Corporation’s 2009 Annual Report filed on Form 10-K with the Securities and Exchange Commission.
-end-

FIDELITY SOUTHERN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	YEAR TO DATE
	MARCH 31,
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)	2010	2009
INTEREST INCOME
LOANS, INCLUDING FEES	$21,064	$21,211
INVESTMENT SECURITIES	2,075	2,091
FEDERAL FUNDS SOLD AND BANK DEPOSITS	93	30

TOTAL INTEREST INCOME	23,232	23,332

INTEREST EXPENSE
DEPOSITS	6,876	10,485
SHORT-TERM BORROWINGS	332	190
SUBORDINATED DEBT	1,117	1,203
OTHER LONG-TERM DEBT	343	459

TOTAL INTEREST EXPENSE	8,668	12,337

NET INTEREST INCOME	14,564	10,995

PROVISION FOR LOAN LOSSES	3,975	9,600

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	10,589	1,395

NONINTEREST INCOME
SERVICE CHARGES ON DEPOSIT ACCOUNTS	1,048	1,023
OTHER FEES AND CHARGES	484	471
MORTGAGE BANKING ACTIVITIES	3,275	3,608
INDIRECT LENDING ACTIVITIES	1,036	1,144
SBA LENDING ACTIVITIES	112	178
BANK OWNED LIFE INSURANCE	326	298
OTHER OPERATING INCOME	226	93

TOTAL NONINTEREST INCOME	6,507	6,815

NONINTEREST EXPENSE
SALARIES AND EMPLOYEE BENEFITS	8,884	7,892
FURNITURE AND EQUIPMENT	644	655
NET OCCUPANCY	1,090	1,079
COMMUNICATION EXPENSES	444	350
PROFESSIONAL AND OTHER SERVICES	1,038	1,073
COST OF OPERATION OF OTHER REAL ESTATE	2,169	749
FDIC INSURANCE EXPENSE	886	323
OTHER OPERATING EXPENSES	1,839	1,899

TOTAL NONINTEREST EXPENSE	16,994	14,020

INCOME (LOSS) BEFORE INCOME TAX (BENEFIT) EXPENSE	102	(5,810)
INCOME TAX (BENEFIT) EXPENSE	(93)	(2,434)

NET INCOME (LOSS)	195	(3,376)
PREFERRED STOCK DIVIDENDS	(823)	(823)

NET LOSS AVAILABLE TO COMMON EQUITY	$(628)	$(4,199)

LOSS PER SHARE:
BASIC LOSS PER SHARE	$(0.06)	$(0.42)

DILUTED LOSS PER SHARE	$(0.06)	$(0.42)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING-BASIC	10,253,146	9,944,696

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING-FULLY DILUTED	10,253,146	9,944,696

FIDELITY SOUTHERN CORPORATION
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	MARCH 31,	DECEMBER 31,	MARCH 31,
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)	2010	2009	2009
ASSETS

CASH AND DUE FROM BANKS	$111,916	$170,692	$69,153
FEDERAL FUNDS SOLD	626	428	10,525

CASH AND CASH EQUIVALENTS	112,542	171,120	79,678
INVESTMENTS AVAILABLE-FOR-SALE	251,698	136,917	252,875
INVESTMENTS HELD-TO-MATURITY	18,208	19,326	23,715
INVESTMENT IN FHLB STOCK	6,767	6,767	6,767
LOANS HELD-FOR-SALE	118,271	131,231	107,204
LOANS	1,281,319	1,289,859	1,336,141
ALLOWANCE FOR LOAN LOSSES	(29,474)	(30,072)	(35,503)

LOANS, NET	1,251,845	1,259,787	1,300,638
PREMISES AND EQUIPMENT, NET	18,761	18,092	18,961
OTHER REAL ESTATE, NET	25,014	21,780	16,474
ACCRUED INTEREST RECEIVABLE	8,151	7,832	7,910
BANK OWNED LIFE INSURANCE	29,358	29,058	28,143
OTHER ASSETS	43,878	49,610	32,958

TOTAL ASSETS	$1,884,493	$1,851,520	$1,875,323

LIABILITIES

DEPOSITS:
NONINTEREST-BEARING DEMAND	$163,120	$157,511	$141,802
INTEREST-BEARING DEMAND/ MONEY MARKET	270,908	252,493	220,137
SAVINGS	449,847	440,596	264,669
TIME DEPOSITS, $100,000 AND OVER	239,285	257,450	308,411
OTHER TIME DEPOSITS	442,751	442,675	596,113

TOTAL DEPOSIT LIABILITIES	1,565,911	1,550,725	1,531,132

SHORT-TERM BORROWINGS	58,999	41,870	52,047
SUBORDINATED DEBT	67,527	67,527	67,527
OTHER LONG-TERM DEBT	50,000	50,000	77,500
ACCRUED INTEREST PAYABLE	3,200	4,504	6,330
OTHER LIABILITIES	8,082	7,209	6,799

TOTAL LIABILITIES	1,753,719	1,721,835	1,741,335

SHAREHOLDERS’ EQUITY

PREFERRED STOCK	44,916	44,696	44,034
COMMON STOCK	54,457	53,342	52,197
ACCUMULATED OTHER COMPREHENSIVE (LOSS) INCOME	318	(64)	2,385
RETAINED EARNINGS	31,083	31,711	35,372

TOTAL SHAREHOLDERS’ EQUITY	130,774	129,685	133,988

TOTAL LIABILITIES AND SHARE- HOLDERS’ EQUITY	$1,884,493	$1,851,520	$1,875,323

BOOK VALUE PER SHARE	$8.25	$8.44	$9.04

SHARES OF COMMON STOCK OUTSTANDING	10,403,013	10,064,298	9,950,020

FIDELITY SOUTHERN CORPORATION
LOANS, BY CATEGORY
(UNAUDITED)

				PERCENT CHANGE
	MARCH 31,	DECEMBER 31,	MARCH 31,	Mar 31, 2010/	Mar 31, 2010/
(DOLLARS IN THOUSANDS)	2010	2009	2009	Dec. 31, 2009	Mar 31, 2009
COMMERCIAL, FINANCIAL AND AGRICULTURAL	$103,778	$113,604	$129,530	(8.65)%	(19.88)%
TAX-EXEMPT COMMERCIAL	5,300	5,350	7,283	(0.93)%	(27.23)%
REAL ESTATE MORTGAGE — COMMERCIAL	312,654	287,354	209,847	8.80%	48.99%

TOTAL COMMERCIAL	421,732	406,308	346,660	3.80%	21.66%
REAL ESTATE-CONSTRUCTION	133,584	154,785	228,578	(13.70)%	(41.56)%
REAL ESTATE-MORTGAGE	130,133	130,984	115,971	(0.65)%	12.21%
CONSUMER INSTALLMENT	595,870	597,782	644,932	(0.32)%	(7.61)%

LOANS	1,281,319	1,289,859	1,336,141	(0.66)%	(4.10)%
LOANS HELD-FOR-SALE:
ORIGINATED RESIDENTIAL MORTGAGE LOANS	72,603	80,869	55,691	(10.22)%	30.37%
SBA LOANS	15,668	20,362	36,513	(23.05)%	(57.09)%
INDIRECT AUTO LOANS	30,000	30,000	15,000	0.00%	100.00%

TOTAL LOANS HELD-FOR-SALE	118,271	131,231	107,204	(9.88)%	10.32%

TOTAL LOANS	$1,399,590	$1,421,090	$1,443,345

FIDELITY SOUTHERN CORPORATION
ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES
(UNAUDITED)

	YEAR TO DATE		YEAR ENDED
	MARCH 31,		DECEMBER 31,
(DOLLARS IN THOUSANDS)	2010	2009	2009
BALANCE AT BEGINNING OF PERIOD	$30,072	$33,691	$33,691
CHARGE-OFFS:
COMMERCIAL, FINANCIAL AND AGRICULTURAL	14	299	315
SBA	79	249	730
REAL ESTATE-CONSTRUCTION	2,338	3,642	20,217
REAL ESTATE-MORTGAGE	54	63	416
CONSUMER INSTALLMENT	2,344	3,756	11,622

TOTAL CHARGE-OFFS	4,829	8,009	33,300
RECOVERIES:
COMMERCIAL, FINANCIAL AND AGRICULTURAL	1	6	9
SBA	—	—	31
REAL ESTATE-CONSTRUCTION	61	9	76
REAL ESTATE-MORTGAGE	1	—	20
CONSUMER INSTALLMENT	193	206	745

TOTAL RECOVERIES	256	221	881

NET CHARGE-OFFS	4,573	7,788	32,419
PROVISION FOR LOAN LOSSES	3,975	9,600	28,800

BALANCE AT END OF PERIOD	$29,474	$35,503	$30,072

RATIO OF NET CHARGE-OFFS DURING PERIOD TO AVERAGE LOANS OUTSTANDING, NET	1.45%	2.32%	2.44%
ALLOWANCE FOR LOAN LOSSES AS A PERCENTAGE OF LOANS	2.30%	2.66%	2.33%
NONPERFORMING ASSETS
(UNAUDITED)

	MARCH 31,		DECEMBER 31,
(DOLLARS IN THOUSANDS)	2010	2009	2009
NONACCRUAL LOANS	$62,403	$105,215	$69,743
REPOSSESSIONS	939	1,860	1,393
OTHER REAL ESTATE	25,014	16,474	21,780

TOTAL NONPERFORMING ASSETS	$88,356	$123,549	$92,916

LOANS PAST DUE 90 DAYS OR MORE AND STILL ACCRUING	$563	$—	$—

RATIO OF LOANS PAST DUE 90 DAYS OR MORE AND STILL ACCRUING TO TOTAL LOANS	—%	—%	—%

RATIO OF NONPERFORMING ASSETS TO TOTAL LOANS, OREO AND REPOSSESSIONS	6.20%	8.45%	6.43%

FIDELITY SOUTHERN CORPORATION
AVERAGE BALANCE, INTEREST AND YIELDS
(UNAUDITED)

	YEAR TO DATE
	March 31, 2010			March 31, 2009
	Average	Income/	Yield/	Average	Income/	Yield/
(dollars In thousands)	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning assets :
Loans, net of unearned income
Taxable	$1,390,060	$21,012	6.13%	$1,441,862	$21,144	5.94%
Tax-exempt (1)	5,319	80	6.14%	7,435	101	5.60%

Total loans	1,395,379	21,092	6.13%	1,449,297	21,245	5.94%

Investment securities
Taxable	198,407	1,953	3.94%	169,412	1,935	4.57%
Tax-exempt (2)	11,706	181	6.21%	15,215	229	6.01%

Total investment securities	210,113	2,134	4.08%	184,627	2,164	4.71%

Interest-bearing deposits	142,443	93	0.26%	4,970	19	1.53%
Federal funds sold	603	—	0.06%	20,793	11	0.22%

Total interest-earning assets	1,748,538	23,319	5.41%	1,659,687	23,439	5.73%

Cash and due from banks	11,515			46,208
Allowance for loan losses	(29,347)			(32,659)
Premises and equipment, net	18,197			19,142
Other real estate	24,522			18,301
Other assets	79,744			64,642

Total assets	$1,853,169			$1,775,321

Liabilities and shareholders’ equity
Interest-bearing liabilities :
Demand deposits	$259,554	$559	0.87%	$205,100	$607	1.20%
Savings deposits	441,900	1,792	1.65%	224,563	1,409	2.54%
Time deposits	690,926	4,525	2.66%	888,513	8,469	3.87%

Total interest-bearing deposits	1,392,380	6,876	2.00%	1,318,176	10,485	3.23%

Federal funds purchased	—	—	—	—	—	0.00%
Securities sold under agreements to repurchase	20,382	62	1.24%	42,594	175	1.67%
Other short-term borrowings	27,500	270	3.98%	2,500	15	2.47%
Subordinated debt	67,527	1,117	6.71%	67,527	1,203	7.22%
Long-term debt	50,000	343	2.78%	54,667	459	3.41%

Total interest-bearing liabilities	1,557,789	8,668	2.26%	1,485,464	12,337	3.37%

Noninterest-bearing :
Demand deposits	153,430			141,250
Other liabilities	11,999			13,446
Shareholders’ equity	129,951			135,161

Total liabilities and shareholders’ equity	$1,853,169			$1,775,321

Net interest income / spread		$14,651	3.15%		$11,102	2.36%

Net interest margin			3.40%			2.71%

(1)	Interest income includes the effect of taxable-equivalent adjustment for 2010 and 2009 of $28,000 and $34,000 respectively.

(2)	Interest income includes the effect of taxable-equivalent adjustment for 2010 and 2009 of $59,000 and $73,000, respectively.